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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
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                              COMPASS BANCSHARES
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ /  $500 per each party to the controversy pursuant to Exchange Act Rule
     14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:
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[COMPASS LOGO] COMPASS BANCSHARES
                                                                  MARCH 18, 1995


Dear Fellow      Many conflicting and confusing statements have been made by
Shareholder:     Harry B. Brock, Jr. and his committee to try to convince you to give him control of Compass Bank.

                 Four years ago when he retired as CEO, Mr. Brock gave his
                 vision of the future when he said in the March, 1991 issue of
                 Business Alabama Monthly magazine:
                 ------------------------

                    "I hope that Alabama will continue to have these big bank
                      holding companies that will build a regional presence.
                     I would hope that we and others will be resolute and try
                            not to take the bait (of a buyout offer).

                    "I think we can make it better on our own than we could
                   with somebody else. We're large enough to do it, and we've got the expertise in our organizations to do it.
                     So, unless you are just tired or wanted a quick buck,
                             or wanted to get out of the business,
                               there would be no reason to sell."

                 Now, although Compass has grown even larger, stronger and more diversified, he believes that you will accept his "new" vision of the future.

                 To help set the record straight and in response to your many questions, let's look carefully at Mr. Brock's constantly-changing positions.


Let's Look At    MR. BROCK SAYS: Actions by the Compass Board are "an effort to
The Truth        entrench themselves and are contrary to the economic interests of Compass shareholders."

                 THE TRUTH: The Compass Board is made up of respected, successful and independent-minded business leaders who have served the best interests of shareholders for many years.
                 Together these directors, their immediate families and businesses own more than 4.5 million shares of Compass stock.
                 The notion that they would entrench themselves at the expense of their businesses, families and other shareholders is utterly absurd. The fact is that our directors are all major shareholders whose economic interests in this company are the same as yours. They simply disagree with Mr. Brock.

                 MR. BROCK SAYS: The Board "rejected out of hand an offer by First Union".

                 THE TRUTH: The Board promptly and thoughtfully considered all of its strategic options including a sale to First Union or some other super-regional bank. Furthermore, the Board sought and received expert advice from an independent financial advisor, CS First Boston, regarding the best course for maximizing shareholder value. CS First Boston concluded, and the Board concurred, that now is not a good time to sell.

                                                                               1
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[COMPASS LOGO] COMPASS BANCSHARES


                 MR. BROCK SAYS: The Brock committee members "beneficially own in the aggregate about 8.49% of the outstanding shares of common stock of the Company."

                 THE TRUTH: On page 2 of Mr. Brock's proxy statement, he claims beneficial ownership of 5.34% of Compass including the 960,048 shares owned by The Daniel Foundation of Alabama. Then, on the very next page of the same proxy statement, he disclaims ownership of The Daniel Foundation shares. The real figures are 2.7% for Mr. Brock and 5.27% for the Committee, when the shares of the Daniel Foundation and "double counting" of the Brock
                 Foundation shares are excluded.

                 MR. BROCK SAYS: "An unprecedented reduction in the Company's
                 1994 provision for loan losses underlies the so-called record earnings for 1994."

                 THE TRUTH: The amount the company contributes to loan loss reserve each year is dependent upon many variables including loan growth and loan quality. The decreased provision in 1994 primarily reflects the substantial decrease in non-performing assets as well as the significant decline in net charge-offs in 1994. At the same time, our coverage of non-performing assets increased from 278% to 558% in 1994. The fact that we achieved record results when one or two individual line items did not meet our goals only affirms the excellence of our management team.


Brock's Actions  MR. BROCK SAYS: His proposed amendment to the Company's by-laws
Contradict His   "would require the Company to publicly disclose any comparable
Own Criteria     [to First Union's] proposals or offers received by the Company in the future."

                 THE TRUTH: Curiously, First Union's proposal does not qualify for disclosure to shareholders under Mr. Brock's own suggested by-law. First Union does not meet either of his first two criteria, since it has not achieved a return on equity of at least 12% for each of the last three years, or a 10% increase in earnings per share for the last three years. Why would he bring a potential acquiror to the Board that doesn't even meet his own minimum qualifications - and then claim that the Board acted improperly by not disclosing the proposal to shareholders?

                 MR. BROCK SAYS: "They have deprived you of the opportunity to vote on a tax-free exchange of stock which would have yielded
                 Compass shareholders approximately $30.70 in value for each of your shares while at the same time giving you an increase in your annual dividends of approximately 50%."

                 THE TRUTH: Mr. Brock now says that "he concurs that First
                 Union's proposal was inadequate," according to an article in the March 13, 1995 Wall Street Journal. Yet, for the past few
                                    -------------------
                 months he has been touting this same "inadequate proposal" for the acquisition of Compass.

                                                                               2
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[COMPASS LOGO] COMPASS BANCSHARES


                    Also, when Mr. Brock says there would be a 50% increase in annual dividends with the First Union proposal, he is distorting the facts again. The proposal would have resulted in an increase in quarterly dividends of only 15% per share over our current $.28 per share. In his mailing to you, Mr.
                    Brock also neglected to mention our 22% dividend increase in February - and the 44% increase in dividends over the last twelve months.


Brock's Actions Do There is no logic in seeking a forced sale of Compass at a Not Make Any Sense cheap price.

                    Your Board remains open to considering sale and merger proposals if and when it makes sense. It is our informed judgment, however, that now is not the time to pursue such a course. We sought the expert advice of CS First Boston and they confirmed what we all instinctively know: you do not maximize shareholder value by rushing to sell in a market with few active acquirors - and at a time when you have better growth prospects than any of the likely prospective acquirors.

                    Whatever Mr. Brock's motivation, he is going about it in the wrong way, at the wrong time and in a way that is harmful to Compass and all of its constituents. We have tried to work with Mr. Brock. We have tried to remain open to his suggestions when they are sound and in the best interests of Compass and its shareholders. But, we will not sell this company or its people short.

                    The fact is that Mr. Brock has not been straightforward with his colleagues on the Board or with you. He started his "mission" to reassert control over the board in the summer of 1994, and has relentlessly pursued his personal agenda over the last eight months. It is time to stop this nonsense.


Your Board Puts     Despite the disruptive, costly and time-consuming path that
Shareholder         Mr. Brock has chosen, your Board and management have
Interests First     continued to place shareholder interests above all else.
                    Instead of caving in to his demands or trying to appease
                    him, the Board and management have remained firm while they have sought independent expert advice.

                    The Company's outstanding financial performance the past several years has resulted in consistent above-market returns for shareholders. Over the past five years, the average annual return to Compass shareholders through dividends and stock appreciation has been more than 25% - almost triple the 9% average return for the S&P Bank Stock
                    Index. In 1994, the Company achieved its seventh consecutive year of increased earnings per share and return on equity increased to 17.35%, the highest level in 15 years.

                    Our future looks every bit as bright.


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[COMPASS LOGO] COMPASS BANCSHARES


We Appreciate Your  Compass Bancshares has performed excellently the past
Continued Loyalty   several years. The Board has worked diligently to ensure
And Support         that the Company remains strong and profitable, and that we continue delivering unsurpassed customer service.

                    We deeply regret that Mr. Brock has forced this costly proxy contest upon your Company, and appreciate your patience and understanding. If you have questions, you may call
                    1-800-566-9061 between the hours of 9:00 A.M. and 8:00 P.M.
                    Central Time, Monday through Friday.

                    YOUR VOTE IS IMPORTANT TO ENSURE THAT COMPASS REMAINS ON THE
                    STEADY COURSE THAT HAS SERVED YOU AND YOUR FELLOW
                    SHAREHOLDERS SO WELL OVER THESE PAST MANY YEARS.

                    PLEASE VOTE YOUR SUPPORT FOR YOUR CURRENT BOARD BY SIGNING,
                    DATING AND PROMPTLY MAILING THE ENCLOSED WHITE PROXY CARD IN
                    THE POSTAGE-PAID ENVELOPE PROVIDED. WE URGE YOU NOT TO SIGN
                                                        -----------------------
                    ANY BLUE PROXY CARDS.
                    ---------------------

                    EVEN IF YOU HAVE SENT A BLUE PROXY CARD, YOU HAVE EVERY
                    RIGHT TO CHANGE YOUR VOTE. YOU MAY REVOKE THAT PROXY, AND
                    VOTE FOR THE BOARD'S NOMINEES BY SIGNING, DATING AND MAILING
                    THE ENCLOSED WHITE PROXY CARD IN THE ENCLOSED ENVELOPE.

                    Thank you again for your loyalty and support.

                    Sincerely,
                    The Board of Directors
                    Compass Bancshares, Inc.


/s/ Charles W. Daniel                             /s/ D. Paul Jones Jr.
- --------------------------                        --------------------------
Charles W. Daniel                                 D. Paul Jones, Jr.

/s/ W. Eugene Davenport                           /s/ Goodwin L. Myrick
- --------------------------                        --------------------------
W. Eugene Davenport                               Goodwin L. Myrick

/s/ Marshall Durbin Jr.                           /s/ John S. Stein
- --------------------------                        --------------------------
Marshall Durbin, Jr.                              John S. Stein

/s/ Tranum Fitzpatrick
- --------------------------
Tranum Fitzpatrick


                                                                               4
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[COMPASS LOGO] COMPASS BANCSHARES


Voting Instructions   The information below is provided to assist you in voting
                      your proxy cards as recommended by the Compass Board of
                      Directors.

                      1. VOTE EACH WHITE PROXY CARD RECEIVED SINCE EACH ACCOUNT
                         MUST BE VOTED SEPARATELY. ONLY YOUR LATEST DATED PROXY
                         COUNTS. Even if you have sent a blue proxy card, you have every right to change your vote. You may revoke that proxy, and vote for the Board's nominees by signing, dating and mailing the enclosed WHITE proxy in the enclosed envelope.

                      2. DATE YOUR PROXY.

                      3. SIGN YOUR PROXY EXACTLY AS YOUR NAME APPEARS ON THE
                         MAILING LABEL.

                            JOINT OWNERS: If shares are registered in the name of more than one person, each person should sign the proxy. If a joint tenant is deceased, please indicate that you are the surviving joint owner.

                            INDICATE YOUR TITLE OR AUTHORITY: If signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give your full title as such.


                           [EXAMPLE OF A COMPLETED MANAGEMENT PROXY CARD
                            SHOWING VOTES FOR THE DIRECTOR NOMINEES AND
                            INDEPENDENT AUDITORS]


                      If you have any questions on how to vote your shares, please call our proxy solicitor: MORROW & CO. at (800)
                      566-9061.